EXHIBIT 10.7
FHLBank San Francisco
2011 EXECUTIVE INCENTIVE PLAN

PLAN PURPOSE
To optimize individual and Bank performance in accomplishing Board-approved goals and objectives.

PLAN OBJECTIVES
To motivate Bank executives to exceed individual and Bank goals that support the business plan and long-term strategic plan. To attract and retain outstanding executives by providing a competitive total compensation program, including an annual incentive award opportunity.

ELIGIBILITY
Participants are Bank executives whose performance has a major impact on the Bank's success. The 2011 participants are the incumbents in the Bank's executive officer positions, including:

Executive Vice President
Senior Vice President, Chief Risk Officer
Senior Vice Presidents (excluding the Senior Vice President, Director of Internal Audit - participates in the Audit Executive Incentive Plan)

Participants must be employed by the Bank through December 31, 2011 to be eligible for an incentive award under the 2011 plan. Participants hired, promoted, or who have a leave of absence during the plan year are eligible to participate on a pro-rata basis. Participants hired or promoted on or after October 1st may be eligible to participate during the current plan year at the discretion of the Board.

INCENTIVE GOALS AND MEASURES

Incentive Goals
For each participant there are individual goals and Bank goals, which are weighted for each participant. The individual goals support the Bank-wide goals and objectives.

The three Bank goals for 2011 are:

1.
2011 Risk Management Goal: Enhance the financial and credit risk management, internal controls, and financial reporting frameworks, as appropriate, to ensure continued alignment with housing and mortgage market distress that may lead to continued member credit weaknesses and failures and credit stress in the Bank's MBS portfolio, and to meet the operating strategy and standards of the Bank established by the Board of Directors and management.

2.
2011 Franchise Enhancement Goal: Position the Bank and the FHLBank System to remain an integral component of the changing housing and finance services markets. Continue to meet the Bank's mission objectives within these markets as they are currently structured, but also influence and adapt to structural changes in those markets.

3.	2011 Community Investment Goal: Support and promote the Bank's Affordable Housing Program and Community Investment Programs.

An outline of the Bank and individual goal weights and measures is attached as Exhibit A.

Actual achievement of Bank goals is subject to adjustment for changes resulting from movements in interest rates, changes in financial strategies or policies, any significant change in Bank membership, as well as other factors determined by the Board. Variances to plan from OTTI and dividend benchmark are excluded from performance measurement.

Incentive Goal Achievement Measures
The plan rewards levels of goal achievement, as follows:

Achievement Level*	Measure Definition
200% of target	The most optimistic achievement level that far exceeds levels forecasted from expected business.
150% of target	An optimistic achievement level that exceeds levels forecasted from expected business.
Target (100%)	Performance that is expected under the Bank’s Plan.
Threshold (75% of target)	Minimum level of performance that must be achieved for awards to be paid.
*The percentages above represent aggregated achievement levels, not percentages of base pay.

INCENTIVE AWARD POOL
The Board approves an incentive award pool for the Bank's executive officers at the beginning of the plan period. Portions of the pool may be allocated to plan participants at the end of the plan period based upon their overall goal achievement levels. The President and the Board of Directors have full discretion to modify any and all incentive payments.

AWARD DETERMINATION
Awards will be based on success in achieving individual and Bank goals. In the case of the three Bank goals, the same achievement levels apply to all participants. At yearend, accomplishments will be assessed and a percentage of achievement will be determined for each goal and any award determination will be at the discretion of the Board.

Percentage of Achievement Scale	Achievement Levels
0% - 200%	200% = Far Exceeds Target
150% = Exceeds Target
100% = Target
75-99% = Threshold

For each goal, the percentage of achievement will be multiplied by the applicable goal weights. Each weighted achievement will then be added to determine the total weighted achievement. The basis for each participant's award opportunity is total weighted achievement. Performance from 75-99% (threshold level) is below the target achievement level and, therefore, may result in an award less than one granted for achieving the target level. Performance below the threshold achievement level normally will not result in an incentive award. The Board of Directors has full discretion to modify any and all incentive payments. Modifications may be made, but are not limited to the following circumstances, if errors or omissions result in material revisions to the Bank's financial results, if information submitted to a regulatory or a reporting agency is untimely, or if the Bank does not make appropriate progress in the timely remediation of examination, monitoring, or other supervisory findings and matters requiring attention.

APPROVAL OF INCENTIVE AWARDS
All incentive awards must be approved by the President and the Board of Directors prior to payment. The Board of Directors has the discretion to approve awards for achievement below 75% total weighted achievement. Award recommendations will be considered by the Board of Directors at the January 2012 Board meeting, or as soon thereafter as reasonably practicable.

PLAN ADMINISTRATION AND IMPLEMENTATION
The President is responsible for overseeing the administration and interpretation of the Plan.

Payments under this plan are subject to approval by the Board of Directors. Any awards will be distributed as soon as administratively possible following the effective date of Board approval. All compensation and incentive plans are subject to review and revision at the Bank's discretion. Such plans are reviewed regularly to ensure they are competitive and equitable. Executive Officer compensation and benefit programs are subject to Federal Housing Finance Agency review and oversight, and payments made under such programs may be subject to the Agency's approval under applicable laws and regulations in effect from time to time.

Exhibit A

2011 Executive Incentive Plan
Goal		Achievement Level/ Goal Measure		Metric
Risk Management (40% Goal Weight)
Enhance the financial and credit risk management, internal controls, and financial reporting frameworks, as appropriate, to ensure continued alignment with housing and mortgage market distress that may lead to continued member credit weaknesses and failures and credit stress in the Bank's MBS portfolio, and to meet the operating strategy and standards of the Bank that are established by the Board of Directors and management.

Develop an ERM Governance project plan. The project plan includes specific milestones with deliverables, a cross-reference to the Promontory Report recommendations and the FHFA risk management examination findings, and includes a timeline and budget. Obtain approval by the Risk Committee and BOD.
(20% weighting)
		75%:	Deliver to the Risk Committee by May 15, 2011 with approval by the Board in July 2011.
		100%:	Deliver to the Risk Committee by May 15, 2011 with approval by the Board in May 2011.
		150%:	100% achievement, plus proportional to aggregate performance per item 2 below.
		200%:	150% achievement, plus proportional to aggregate performance per item 2 below.
	Implement the ERM Governance project plan. (80% weighting)	75%:	Slippage in a significant number of project milestones greater than three months (subject to BOD discretion).
		100%:	Project milestones achieved per plan and within budget (subject to BOD discretion) and risk management exam findings resolved as committed.
		150%:	Project milestones achieved ahead of plan on a regular basis and within budget (subject to BOD discretion).
		200%:	Majority of project milestones achieved ahead of schedule and within budget, and no significant new ERM Governance examination issues in 2011 (subject to BOD discretion).

Franchise Enhancement (40% Goal Weight)
Position the Bank and the FHLBank System to remain an integral component of the changing housing and finance services markets. Continue to meet the Bank's mission objectives within these markets as they are currently structured, but also influence and adapt to structural changes in those markets.	Adjusted Return on Capital Spread (ARCS) (35% weighting)		75%	100%	150%	200%
			1.95%	2.20%	2.70%	3.20%*
			* Impact of OTTI credit charges excluded from performance measurement, and variances to plan from dividend benchmark excluded from performance measurement.
	Operating Cost-Efficiency* (35% weighting) *Measurement of run rate expense reduction excludes expense impact of building out the enterprise risk management framework.	75%:	Implement actions that reduce annual run rate operating expenses.				$4 million
		100%:	Implement actions that reduce annual run rate operating expenses.				$6 million
		101-200%:	100% achievement, plus make significant progress to identify and implement plans that make further substantial improvements in Bank operating efficiency.				Greater than $6 million and BOD qualitative assessment
	FOBO Phase I Deployment Goal (12% weighting)	75%:	BOD discretion.
		100%:	Satisfy deployment exit criteria and cutover into live production by November 30, 2011. Product stable per post production support exit criteria by December 31, 2011.
		150%:	Satisfy deployment exit criteria and cutover into live production by September 30, 2011. Product stable per post production support exit criteria by October 31, 2011.
		200%:	Satisfy deployment exit criteria and cutover into live production by August 15, 2011. Product stable per post production support exit criteria by September 15, 2011.
	FOBO Phase II Design Goal (8% weighting)	75%:	BOD discretion.
		100%:	Deliver a complete and comprehensive business design document by year-end 2011.
		150%:	100% achievement, plus deliver a document that identifies all Phase II core Calypso system configuration requirements.
		200%:	150% achievement, plus develop functional design specifications for all Phase II development work (e.g., interfaces).
	Derivatives Clearing Goal (10% weighting)	75%:	BOD discretion.
		100%:
Bank is prepared to: 1) clear eligible OTC derivatives with one Central Clearinghouse (CCP), and 2) execute uncleared OTC derivatives with one Swap Dealer (SD) by the regulatory implementation effectiveness dates in 2011.

		150%:	100% achievement, plus: 1) the ability to clear eligible OTC derivatives through two Futures Commission Merchants (FCMs), and 2) execute uncleared OTC derivatives with four SDs.
		200%:	150% achievement, plus: 1) the ability to clear eligible OTC derivatives through three FCMs, and 2) execute uncleared OTC derivatives with six SDs.
Community Investment (20% Goal Weight)
Support and promote the Bank's Affordable Housing Program and Community Investment Programs.	CIP/ACE/HPA Advances, AHEAD (# of members) and Letters of Credit (35% weighting)		75%	100%	150%	200%
			24	26	31	36
	Dollar Amount (in millions) of CICA Advances & Letters of Credit Used (35% weighting)		75%	100%	150%	200%
			$375	$400	$450	$500
	Technical assistance (# instances of assistance) (30% weighting)		75%	100%	150%	200%
			163	175	200	225

2011 Senior Officer Goal Weights
	Executive Vice President		Senior Vice President, Chief Risk Officer		Senior Vice Presidents
	Corporate Goal Weights	Goal Weight (includes individual goals)	Corporate Goal Weights	Goal Weight (includes individual goals)	Corporate Goal Weights	Goal Weight (includes individual goals)
Individual	N/A	20.0%	N/A	30.0%	N/A	30.0%
Risk Management	40.0%	32.0%	70.0%	49.0%	40.0%	28.0%
Franchise Enhancement	40.0%	32.0%	20.0%	14.0%	40.0%	28.0%
Community Investment	20.0%	16.0%	10.0%	7.0%	20.0%	14.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%